                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  Form 8-K/A
                              (Amendment No. 1)

                                Current report
                       pursuant to Section 13 or 15 (d)
                  of the Securities and Exchange Act of 1934

      Date of Report (Date of earliest event reported):  April 14, 1998
                                                         --------------

                              MS Acquisition Corp.
                              --------------------
               (Exact name of registrant as specified in charter)
               --------------------------------------------------


          Delaware                     333-11801-01              13-3379803
 ----------------------------        ----------------        -------------------
 (State or Other Jurisdiction        (Commission File          (IRS Employer
       of Incorporation)                  Number)            Identification No.)


24331 Sherwood Avenue, P.O. Box 3067, Centerline, Michigan        48015-0067
----------------------------------------------------------        ----------
        (Address of Principal Executive Offices)                  (Zip Code)


Registrant's telephone number, including area code         (810) 759-2200
                                                     ---------------------------

                                 Amendment No.1

The undersigned registrant hereby amends the following items, financial statements, exhibit or other portions of its current report on Form 8-K dated April 14,1998 and filed on April 29, 1998 as set forth in the pages attached hereto:

Item 7.  Financial Statements and Exhibits
         (a)   Financial Statements of Businesses Acquired
         (b)   Pro Forma Financial Information

                                  Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   MS Acquisition Corp.

Date:      June 29, 1998                           By:  /s/ Harold A. Brown
           -------------                                -------------------
                                                        (Registrant)
                                                         Harold. A. Brown
                                                         Vice President, Finance

Item 7.    Financial Statements and Exhibits

           (a) Financial Statements of Business Acquired filed with this Report are the following audited financial statements of Sofedit, SA (Sofedit)

                (1) Audited Balance Sheet as of December 31, 1997 and 1996
                (2) Audited Statements of Income and Cash Flows for the years ended December 31, 1997, 1996, and 1995

           (b) Pro Forma Financial Information filed with this report are the following unaudited pro forma financial statements of the registrant

                (1) Pro Forma Consolidated Balance Sheet as of March 31, 1998
                (2) Pro Forma Consolidated Statement of Operations for the
                    Year Ended December 31, 1997
                (3) Pro Forma Consolidated Statement of Operations for the
                    Three Months Ended March 31, 1998

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and the Board of Directors of SOFEDIT SA:

We have audited the accompanying consolidated balance sheets of SOFEDIT SA and subsidiaries (the Company) as of December 31, 1996 and 1997, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 1997, all expressed in French francs. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in France and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SOFEDIT SA and its subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles in France.

Accounting practices used by the Company in preparing the accompanying financial statements conform with generally accepted accounting principles in France, but do not conform with accounting principles generally accepted in the United States of America. A description of these differences and a reconciliation of the consolidated net income for the years ended December 31, 1996 and 1997 and shareholders' equity as of December 31, 1996 and 1997 to U.S. generally accepted accounting principles is set forth in Note 23 of the notes to the consolidated financial statements.

Our audits also comprehended the translation of the French franc amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1. Such U.S. dollar amounts are presented solely for the convenience of the readers in the United States of America.

BARBIER FRINAULT & AUTRES
   Arthur Andersen



Paris, France
May 15, 1998

                           SOFEDIT SA AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENTS




                                                                          YEAR ENDED DECEMBER 31,
                                              -------------------------------------------------------------------------
                                                  NOTE          1995             1996          1997              1997
                                              ----------     ----------      ----------     ----------        --------
                                                                  (in thousands of French francs,                USD
                                                                      except per share data)
NET SALES...................................   (20)           2,436,743       2,590,697      2,970,454         495,902

Cost of sales...............................                 -2,068,620      -2,258,669     -2,621,680        -437,676
Selling, General and administrative expenses                   -169,605        -182,368       -166,870         -27,858
Research and development expenses...........                     -8,765         -39,885        -56,549          -9,441

OPERATING INCOME............................                    189,753         109,775        125,355          20,927

Financial income............................    (4)             -84,378         -63,031        -56,463           9,426
                                                             ---------------------------------------------------------
OPERATING INCOME AFTER FINANCING                                105,375          46,744         68,892          11,501

Other expenses, net.........................    (5)              -8,676           4,268        -41,999          -7,011
                                                             ---------------------------------------------------------
PRE-TAX INCOME..............................                     96,699         51,012          26,893           4,490

Income tax..................................    (6)             -15,384          -2,272         -5,737            -958
                                                             ---------------------------------------------------------
INCOME BEFORE SHARE IN NET INCOME OF EQUITY                      81,315          48,740         21,156           3,532
INVESTEES AND MINORITY INTERESTS............

Share in net income of equity                                     1,218             288             81              13
investees...................................                  ---------      ----------      ---------        --------
INCOME BEFORE MINORITY INTERESTS............                     82,533          49,028         21,237           3,545

Minority interests..........................                        630             137
                                                              ---------      ----------      ---------        --------

NET INCOME..................................                     81,903          48,891         21,237           3,545
                                                              =========      ==========      =========        ========
EARNINGS PER SHARE:

      Basic................................                      913.29          523.19         213.82            35.7
      Diluted..............................                      843.66          484.79         213.82            35.7





  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                         SOFEDIT SA AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS



                                                                               DECEMBER 31,
                                                          --------------------------------------------------------
                                                    NOTE          1996               1997                1997
                                                                                                       (NOTE 1)
                                                   ------      -----------        -----------        -------------
                                                             (in thousands of French francs)       (in thousands
                                                                                                      of U.S.
                                                                                                     dollars)
ASSETS

GOODWILL, net..........................            (7)           45,319             41,085                6,859


INTANGIBLE ASSETS, net.................                          40,772             29,676                4,938

PROPERTY, PLANT AND EQUIPMENT, net.....            (8)          744,939            764,420              127,616

Share in net assets of equity
investees..............................            (9)            9,208              1,740                  290
Other financial fixed assets, net......           (10)            2,484             25,518                4,260
                                                             ----------          ---------              -------
FINANCIAL FIXED ASSETS, net............                          11,692             27,258                4,550


INVENTORIES AND CONTRACTS IN
PROCESS, NET...........................           (11)          390,289            417,537               69,706

Trade receivables, net.................           (12)          712,432            693,559              115,786
Other accounts receivables, net........           (13)          217,607            199,968               33,384
Deferred taxes.........................            (6)           27,675             30,627                5,113
                                                             ----------          ---------              -------
RECEIVABLES, NET.......................                         957,714            924,154              154,283

Cash and marketable securities.........           (14)           59,369             69,618               11,622
                                                             ----------          ---------              -------
SHORT TERM INVESTMENTS AND CASH AND CASH
EQUIVALENTS............................                          59,369             69,618               11,622
                                                             ----------          ---------              -------

TOTAL ASSETS...........................                       2,250,094          2,273,747              379,590
                                                             ==========          =========              =======



  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                         SOFEDIT SA AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS


                                                                                 DECEMBER 31,
                                                          -----------------------------------------------------------
                                                    NOTE            1996                1997                 1997
                                                                                                           (NOTE 1)
                                                   ------       -----------       ------------------       ----------
                                                               (in thousands of French francs)        (in thousands
                                                                                                         of U.S.
                                                                                                         dollars)
SHAREHOLDERS' EQUITY, PROVISIONS AND LIABILITIES

Capital stock: FF  (100)  nominal value;
(102,812 and 95,410 at December 31, 1997 and
1996 respectively) shares.......................                     9,541                10,281              1,716
Additional paid-in capital......................
Retained earnings...............................                   431,834               483,188             80,666
Cumulative translation adjustments..............                     5,815                10,459              1,746
                                                                 ---------             ---------            -------
SHAREHOLDERS' EQUITY............................    (15)           447,190               503,928             84,128

MINORITY INTERESTS..............................    (16)             2,565

Provisions for losses and contingencies:
Provisions for risks and  charges...............    (17)            21,480                11,770              1,965
Accrued pension and retirement benefits.........                       181

Borrowings, bonds, and notes issued.............                   679,087               638,253            106,553
Bank overdrafts.................................                    74,499                74,965             12,515
                                                                 ---------             ---------            -------
FINANCIAL DEBT..................................    (18)           753,586               713,218            119,068
(OF WHICH LONG TERM PORTION)

Customers' deposits and advances................                    98,654                50,586              8,445
Trade payables..................................                   686,049               708,881            118,344
Deferred taxes..................................     (6)            28,212                42,900              7,162
Other payables and accrued expenses.............    (19)           212,177               242,464             40,478
                                                                 ---------             ---------            -------
TOTAL OTHER LIABILITIES.........................                 1,025,092             1,044,831            174,429
                                                                 ---------             ---------            -------
TOTAL SHAREHOLDERS' EQUITY, PROVISIONS AND
LIABILITIES.....................................                 2,250,094             2,273,747            379,590
                                                                 =========             =========            =======



Commitments and contingencies (Note 21)


  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                         SOFEDIT SA AND SUBSIDIARIES
          CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY



                                  NOTE    NUMBER OF    CAPITAL    RETAINED    CUMULATIVE    SHAREHOLDERS'
                                            SHARES      STOCK     EARNINGS    TRANSLATION      EQUITY
                                         OUTSTANDING                           ADJUSTMENT
                                 ------  -----------  --------    --------    -----------   -------------
                                                             (in thousands of French francs)
BALANCE AT DECEMBER 31, 1994..            88,283      8,829       329,281     3,294           341,404

Capital increase..............             3,564        356                                       356
Translation adjustment........                                               -3,329            -3,329
Net income....................                                     81,903                      81,903
Dividends paid................                                    -10,593                     -10,593
Other.........................                                     -3,219                      -3,219
                                         ----------------------------------------------------------------

BALANCE AT DECEMBER 31, 1995..            91,847      9,185       397,372       -35           406,522

Capital increase                           3,563        356                                       356
Translation adjustment........                                                5,850             5,850
Net income....................                                     48,891                      48,891
Dividends paid................                                    -12,863                     -12,863
Other.........................                                     -1,566                      -1,566
                                         -------     ------       -------    ------           -------
BALANCE AT DECEMBER 31, 1996..            95,410      9,541       431,834     5,815           447,190


Capital increase                           7,402        740        44,449                      45,189
Translation adjustment........                                                4,644             4,644
Net income....................                                     21,237                      21,237
Dividends paid................                                    -13,357                     -13,357
Other.........................                                       -975                        -975
                                         -------     ------       -------    ------           -------
BALANCE AT DECEMBER 31, 1997..           102,812     10,281       483,188    10,459           503,928
                                         =======     ======       =======    ======           =======





       The accompanying Notes are an integral part of these Consolidated
                             Financial Statements.

                         SOFEDIT SA AND SUBSIDIARIES
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1- DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

SOFEDIT SA (the Company) specializes in the manufacturing of welded and stamped parts and components for the automotive industry.

The Company was formed in 1989. Since its formation the Company has been directly or indirectly owned 63.16% by BDHI S.A and for the remaining by 12 financial institutions.

The financial statements are stated in French francs. The translations of the French franc amounts into U.S. dollar amounts are included solely for the convenience of readers in the United States of America and have been made at the rate of exchange of FF 5.99 to $1 U.S., the approximate rate of exchange on December 31, 1997. Such translations should not be construed as representations that the French franc amounts could be converted into U.S. dollars at that or any other rate.


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

The Consolidated Financial Statements of the Company are prepared in accordance with French generally accepted accounting principles.

(a) CONSOLIDATION METHODS

Investments over which the Company has direct or indirect control of more than 50% of the outstanding voting shares, or over which it exercises effective control, are fully consolidated, except for some companies, not significant in aggregate, that were not consolidated for practical reasons.

Investees in which the Company has an equity interest of 20% to 50% over which the Company exercises significant influence but not control are accounted for under the equity method.

Sales and results of operations of consolidated subsidiaries acquired or disposed of during the year are recognized in the Consolidated Income Statements as from the date of acquisition or up to the date of disposal, respectively.

All significant intercompany transactions are eliminated.

A list of the Company's major consolidated subsidiaries and investees and the applicable method of consolidation is provided in NOTE 3.

                         SOFEDIT SA AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


(b) USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of the revenues and expenses during the reporting period. Management reviews its estimates, on an ongoing basis using currently available information. Changes in facts and circumstances may result in revised estimates, and actual results could differ from those estimates.

(c)  REVENUE RECOGNITION

Revenues from the sale of finished goods are recognized at their delivery date. Certain development costs are contractually financed by the customers through an identified increase in the selling price of the corresponding finished products. Those costs are capitalized in work in process and reversed to income based on deliveries.

(d) TRANSLATION OF FINANCIAL STATEMENTS DENOMINATED IN FOREIGN CURRENCIES

The functional currency of the company's foreign subsidiaries is the applicable local currency. The assets and liabilities of foreign subsidiaries are translated into French francs at the year-end rate of exchange, and their income statements and cash flow statements are converted at the average annual rate of exchange. The resulting translation adjustment is included in shareholders' equity as "Cumulative translation adjustments."

(e) FOREIGN CURRENCY TRANSACTIONS

Gains and losses relating to foreign currency transactions not denominated in the functional currency are recorded in the consolidated income statements. Foreign currency transactions are translated into local currency at the rate of exchange applicable to the transaction. At year-end, foreign currency assets and liabilities to be settled are translated into local currency at the rate of exchange prevailing at that date.

                         SOFEDIT SA AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


(f) FINANCIAL INSTRUMENTS

The Company does not use any off-balance sheet financial instruments for any purpose.

(g) GOODWILL

Goodwill represents the excess of purchase price over the fair value of the assets and liabilities acquired in a business combination. Initial estimates of fair values are finalized within a one year allocation period. Subsequent to this period, releases of unneeded provisions resulting from the purchase price allocation and use of acquired, unrecognized tax loss carryforwards are applied to goodwill. Goodwill is amortized on the straight-line basis over its estimated useful life, over a maximum twenty year period. Amortization periods of up to twenty years reflect the nature of the Company's infrastructure business and the resulting long-term relationships with its customers.

At the balance sheet date, whenever events or changes in the market indicate a potential impairment of intangible assets and property, plant and equipment, a detailed review is carried out based on the projected operating performance of the related businesses. Whenever such review indicates that there is an impairment, the carrying amount of such assets is reduced to their recoverable value.

(h) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are recorded at historical cost for the Company. Depreciation is computed using the straight-line method over the following estimated useful lives:


                                                         ESTIMATED USEFUL
                                                                LIFE
                                                              IN YEARS
                                                          ------------------
         Buildings                                              10-20
         Machinery and equipment                                 6-10
         Tools, furniture and fixtures and other                 3-10


Capital lease arrangements and long-term rentals are capitalized.

(i) OTHER INVESTMENTS

Investments are recorded at the lower of historical cost or net realizable value, assessed on an individual investment basis. For long-term investments, the net realizable value is calculated using the following parameters: equity value, profitability and expected cash flow from the investment.

                         SOFEDIT SA AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


(j) INVENTORIES

Raw materials and supplies, industrial work in progress, and finished products are stated at the lower of cost, using the weighted average cost method (which approximates FIFO) or market value. Inventory costs include direct costs and applicable manufacturing overheads.

(k) SHORT-TERM INVESTMENTS, CASH AND CASH EQUIVALENTS

Marketable securities included in short-term investments and cash and cash equivalents are recorded at the lower of cost or market, on a line by line basis.

Cash and cash equivalents consist of cash and liquid investments with an initial maturity of less than three months.

(l) DEFERRED TAXATION

Deferred taxes are calculated for each taxable entity for temporary differences arising between tax and financial reporting. A deferred tax liability is recognized for taxes payable in each future year. Deferred tax assets are recorded up to their expected recoverable amount. Deferred tax amounts are adjusted for changes in the applicable tax rate upon enactment. Deferred tax liabilities include non-recoverable withholding taxes payable on the portion of the current year earnings of consolidated subsidiaries or equity investees expected to be remitted to the parent company. No provision is made for income taxes on accumulated earnings of consolidated subsidiaries or equity method investees for which no distribution is planned.

(m) RESEARCH AND DEVELOPMENT AND PREPRODUCTION COSTS

Research and development and preproduction costs are capitalized when they relate to products for which firm orders are received. They are amortized over a maximum of 5 years.

(n) EMPLOYEE BENEFITS

The estimated cost of providing benefits to employees is accrued during the years in which the employees render services.

For defined contribution plans and multi-employer pension plans, expenses are recorded as incurred. For defined benefit indemnities, retirement plans, and post-retirement benefit plans, liabilities and prepaid expenses are accrued over the estimated term of service of the employee using actuarial methods. Differences caused by actuarial gains or losses arising from changes in actuarial assumptions are amortized over the residual working life of the employees.

                         SOFEDIT SA AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(o) RESTRUCTURING

Restructuring costs are accrued when management determines the need to close facilities, or to reduce or relocate the workforce. Such costs may include estimated facility closing costs, reductions in the useful lives of assets, and employees' severance and termination benefits.

(p) NON-RECURRING INCOME

Non-recurring income, if any, includes the impact of changes in accounting policies and a limited number of specific factors: (i) disposal of significant business activities and (ii) exceptional items, such as those which are outside the scope of ordinary activities and that do not arise on a recurring basis. There was no non-recurring income in the periods presented.

(q)  EARNINGS PER SHARE

Basic earnings per share are computed by dividing net income by the weighted average number of shares outstanding during each year. There were no dilutive securities outstanding during the periods presented.

(r)  STATEMENT OF CASH FLOWS

Provisions related to long-term contracts have been considered as operating activities, including amounts provided on losses at completion.



NOTE 3 - MAJOR CONSOLIDATED SUBSIDIARIES AND INVESTEES


                      COMPANY                                COUNTRY         OWNERSHIP %
------------------------------------------------------------------------------------------
SOFEDIT                                                       France
AUBECQ                                                        France             100%
BONIN                                                         France             100%
SERTE                                                         France             100%
CABRIT                                                        France             100%
BROUILLET                                                     France             100%
LEBRANCHU PROTOTYPES                                          France             100%
C.L.A.                                                        France             100%
C.T.A.A.                                                      France             100%
LAPRADE                                                       France             100%
LEBRANCHU LE THEIL                                            France             100%
SAUFEDIT ASSURANCES                                           France              50%
SOTRAMEX                                                      France             100%
SOFEDIT IBERICA                                                Spain             100%
COVENTRY                                              United Kingdom             100%
LEBRANCHU UK                                          United Kingdom             100%
TOWERSTREAM                                           United Kingdom             100%


A list of all subsidiaries is available upon request at the Company's head office.

                          SOFEDIT SA AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 4 - FINANCIAL INCOME


                                                                                        YEAR ENDED DECEMBER 31,
                                                                       -------------------------------------------------------
                                                                            1995               1996                 1997
                                                                       ---------------    ----------------     ---------------
                                                                                  (in thousands of French francs)

Interest income...................................................             986               2,342               1,513
                                                                           -------            --------             -------
Interest expense..................................................         -79,925             -70,768             -60,022

NET INTEREST INCOME...............................................         -78,939             -68,426             -58,509

Other financial items, net........................................          -5,439               5,395               2,046
                                                                           -------            --------             -------
FINANCIAL INCOME..................................................         -84,378             -63,031             -56,463
                                                                           =======            ========             =======

NOTE 5 - OTHER EXPENSES, NET


                                                                                      YEAR ENDED DECEMBER 31,
                                                                       -------------------------------------------------------
                                                                            1995               1996                 1997
                                                                       ---------------    ----------------     ---------------
                                                                                  (in thousands of French francs)
Net gain on disposal of assets ...................................             777               7,618             -15,177
Restructuring costs...............................................                                                 -14,552
Amortization of goodwill..........................................          -1,972              -2,326              -3,018
Employee profit sharing...........................................         -12,207              -6,536              -7,943
Other, net........................................................           4,726               5,512              -1,309
                                                                           -------            --------             -------
OTHER EXPENSES, NET...............................................          -8,676               4,268             -41,999
                                                                           =======            ========             =======
NOTE 6 - INCOME TAX

INCOME TAX EXPENSE:


                                                                                      YEAR ENDED DECEMBER 31,
                                                                       -------------------------------------------------------
                                                                            1995               1996                 1997
                                                                       ---------------    ----------------     ---------------
                                                                                  (in thousands of French francs)
Current income tax expense........................................          -9,583              10,312               5,995
Deferred tax income/(expense).....................................          -5,801             -12,584             -11,732
                                                                           -------            --------             -------
TOTAL INCOME TAX EXPENSE..........................................         -15,384               2,272              -5,737
                                                                           =======            ========             =======


                         SOFEDIT SA AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



The differences between the income tax provision and the statutory French income tax rate are as follows:

                                                                                YEAR ENDED DECEMBER 31,
                                                                         -------------------------------------
                                                                                1996                1997
                                                                           ---------------     ---------------
PRE-TAX INCOME                                                                  51,013              31,279
TAXES COMPUTED AT THE STATUTORY RATE OF 36.67% FOR 1995 AND 1996
AND 41.67% FOR 1997.................................................           -18,722            - 13,012


Increase resulting from :
    Amortization of goodwill non-deductible for tax.................              -854             - 1,259
    Other permanent differences.....................................              -599             - 3,887
    Variation in valuation allowance................................            -3,536             - 4,043
    Other taxes and tax credits.....................................            21,439              16,464
                                                                              --------             -------
INCOME TAX EXPENSE..................................................            -2,272              -5,737
                                                                              ========             =======
EFFECTIVE TAX RATE...................................................              4.5%               18.3%


The Company consolidates most of its French operations for tax purposes. At December 31, 1997 there were tax net operating losses carryforwards principally related to taxing jurisdictions in France, which aggregated approximately FF (13,384). Tax loss carryforwards amounting to FF 5,156 expire in 2000. FF 8,228 have no expiration date.

Tax credits relate mainly to income tax reductions based on research and development expenses.


DEFERRED TAX BALANCES

The principal deferred tax assets and liabilities in the balance sheet are as follows:


                                                                                          DECEMBER 31,
                                                                                ----------------------------------
                                                                                    1996                1997
                                                                               ----------------    ---------------
                                                                                (in thousands of French francs)

    Profit sharing, annual leave and pension accruals not yet deductible......         7,071              9,418
    Provisions and other expenses not currently deductible....................           564              4,400
    Tax loss carryforwards....................................................                            1,711
    Other.....................................................................        20,039             15,095
                                                                                      ------             ------

    DEFERRED TAX ASSETS.......................................................        27,674             30,624
                                                                                      ======             ======
    Accelerated depreciation for tax purposes.................................
    Contract revenues not currently taxable...................................
    Deferred tax on deferred expenses.........................................        11,114             15,767
    Deferred income related to leasing transactions...........................        17,001             23,914
    Inventory valuation methods...............................................
    Other ....................................................................            97              3,219
                                                                                      ------             ------
                                                                                      28,212             42,900
    DEFERRED TAXLIABILITIES...................................................
                                                                                      ======             ======


                          SOFEDIT SA AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 7 - GOODWILL, NET



                                                     ------------------------------------------------------------------
                                                      NET VALUE    ADDITIONS   AMORTIZATION   TRANSLATION   NET VALUE
                                                      DECEMBER     AND OTHER                  ADJUSTMENTS   DECEMBER
                                                      31, 1996      CHANGES                                 31, 1997
                                                     ------------------------------------------------------------------
                                                                      (in thousands of French francs)
C.L.A.                                                  13,077                      -1,763                    11,314
Cabrit                                                  11,518                        -517                    11,001
Aubecq                                                   7,996                        -300                     7,696
Lebranchu                                                6,230                        -226                     6,004
Other                                                    6,499        -1,594          -229           -12       4,664
                                                        ------------------------------------------------------------
GOODWILL, NET                                           45,320        -1,594        -3,035           -12      40,679
                                                        ============================================================



The gross value of goodwill is FF 72,084 thousands as at December 31, 1996 and 1997.

                         SOFEDIT SA AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 8 - PROPERTY, PLANT AND EQUIPMENT, NET

A)    CHANGES IN PROPERTY, PLANT, AND EQUIPMENT
      (EXCLUDING FIXED ASSETS IN PROCESS AND ADVANCES PAID)


                                                                     GROSS VALUE
                                           ------------------------------------------------------------------------------
                                                                             Machinery        Others
                                                Land         Buildings          and                          Total
                                                                             equipment
                                           -----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                    41,509        321,465         984,406         75,034      1,422,414
Additions                                           36         51,069         104,215         11,191        166,511
Disposals                                                       - 400        - 54,240        - 8,408       - 63,048
Changes in scope of consolidation             - 11,400         19,400         - 6,360        - 1,640              0
Other movements (*)                                             3,900          13,960            815         18,675
                                           -----------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1996                    30,145        395,434       1,041,981         76,992      1,544,552
Additions                                          262         59,574         109,535          8,441        177,812
Disposals                                                      -9,301        - 15,182        - 5,772       - 30,255

Changes in scope of consolidation                                             - 9,012        - 2,393       - 11,405
Other movements (*)                                             3,060          12,543            645         16,248
                                           -----------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1997                    30,407        448,767       1,139,865         77,913      1,696,952
                                           =============================================================================



(*) Including translation adjustments

Fixed assets in process amount to FF 29,995 thousand, FF 19,496 thousand, FF 8,944 thousand at December 31, 1995, 1996 and 1997 respectively. Advances paid amount to FF 3,914 thousand, FF 8,823 thousand, FF 194 thousand at December 31, 1995, 1996 and 1997 respectively.


b) CHANGES IN ACCUMULATED DEPRECIATION OF PROPERTY, PLANT AND EQUIPMENT (EXCLUDING DEPLETION ON FIXED ASSETS IN PROCESS )


                                                             ACCUMULATED DEPRECIATION
                                           ------------------------------------------------------------------------------
                                                                             Machinery        Tools,
                                                Land         Buildings          and         furniture,       Total
                                                                             equipment     fixtures and
                                                                                              others
                                           -----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                     5,136        160,357         612,424         49,383        827,300
Depreciation charge                                578         25,685         107,550          8,185        141,998
Write-offs                                                    - 1,769        - 23,604        - 2,513        -27,886
Changes in scope of consolidation                                             - 5,735        - 1,668         -7,403
Other movements (*)                                               341           6,859            459          7,659
                                           -----------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1997                     5,714        184,614         697,494         53,846        941,668
                                           =============================================================================


(*) Including translation adjustments

The gross value of fixed assets financed through finance lease transactions amounted to FF 439,284 thousands and to FF 490,751 thousands as at December 31, 1996 and 1997, respectively. Depletion on fixed assets in process amount to FF 423 thousand, FF 634 thousand at December 31, 1995, 1996 respectively.

                         SOFEDIT SA AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 9 - EQUITY INVESTEES


                                                                                      DECEMBER 31,
                                                                           -----------------------------------
                                                                                1996                1997
                                                                           ---------------     ---------------
                                                                             (in thousands of French francs)
Emairel                                                                           7,485                   0
Other                                                                             1,723               1,740

                                                                           ---------------     ---------------
                                                                                  9,208               1,740
                                                                           ===============     ===============


The Company's major equity investee at December 31, 1996 was the 50% in Emairel. This investment was sold in 1997.


NOTE 10 - OTHER FINANCIAL FIXED ASSETS, NET


                                                                                      DECEMBER 31,
                                                                           -----------------------------------
                                                                                1996                1997
                                                                           ---------------     ---------------
                                                                            (in thousands of French francs)
Unconsolidated companies:
      Investments at cost, net of valuation provisions............                  101              23,108
Loans                                                                               691                 990
Other.............................................................                1,692               1,420
                                                                           ---------------     ---------------

OTHER FINANCIAL FIXED ASSETS, NET.................................                2,484              25,518
                                                                           ===============     ===============



In 1997, the Company purchased a 15% stake in Euralcom for a price of FF 23,108 thousands. Euralcom is a Dutch company specializing in aluminum parts and components for the automotive industry.

                         SOFEDIT SA AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)




NOTE 11 - INVENTORIES AND CONTRACTS IN PROCESS, NET


                                                                                      DECEMBER 31,
                                                                           -----------------------------------
                                                                                1996                1997
                                                                           ---------------     ---------------
                                                                            (in thousands of French francs)

Raw materials and supplies..............................                         97,014             114,905
Work in progress........................................                        212,005             215,283
Finished products.......................................                         89,841             100,576
INVENTORIES, GROSS                                                              398,860             430,764

Less valuation allowance................................                         -8,571             -13,227
                                                                           ---------------     ---------------
INVENTORIES AND CONTRACTS IN PROCESS, NET...............                        390,289             417,537
                                                                           ===============     ===============


NOTE 12 - TRADE RECEIVABLES, NET

                                                                                      DECEMBER 31,
                                                                           -----------------------------------
                                                                                1996                1997
                                                                           ---------------     ---------------
                                                                          (in thousands of French francs)
Trade receivables.......................................                        718,642             701,304
                                                                           ---------------     ---------------
Less valuation allowance................................                         -6,210              -7,745
                                                                           ---------------     ---------------
TRADE RECEIVABLES, NET..................................                        712,432             693,559
                                                                           ===============     ===============


                         SOFEDIT SA AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 13 - OTHER ACCOUNTS RECEIVABLE, NET


                                                                                      DECEMBER 31,
                                                                           -----------------------------------
                                                                                1996                1997
                                                                           ---------------     ---------------
                                                                          (in thousands of French francs)

Income tax and other government receivables......................              102,955             106,287
Advances paid to suppliers.......................................               46,097              12,953
Prepaid expenses.................................................               12,545              15,885
Other............................................................               56,010              64,843
                                                                           ---------------     ---------------
OTHER ACCOUNTS RECEIVABLE, NET...................................              217,607             199,968
                                                                           ===============     ===============



NOTE 14 - CASH AND MARKETABLE SECURITIES


                                                                                      DECEMBER 31,
                                                                           -----------------------------------
                                                                                1996                1997
                                                                           ---------------     ---------------
                                                                          (in thousands of French francs)
Cash.............................................................               55,034              63,470
Marketable securities                                                            4,335               6,148
                                                                           ---------------     ---------------
TOTAL                                                                           59,369              69,618
                                                                           ===============     ===============



Cash and cash equivalents include cash at banks and cash on hand of FF 63,470 thousands and FF 55,034 thousands at December 31, 1996 and 1997, respectively. The fair value of the investments is not materially different from their book value.

                         SOFEDIT SA AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 15 - SHAREHOLDERS' EQUITY

CAPITAL STOCK AND ADDITIONAL PAID-IN CAPITAL

Weighted average shares outstanding used in the calculation of basic earnings per share were 89,679, 93,447 and 99,324 in the years ended December 31, 1995, 1996, and 1997, respectively. There were no dilutive securities outstanding during these periods.

As at December 31, 1996, the Company had 7,402 warrants outstanding, each allowing the subscription of one share. All warrants were exercised in July 1997.

Under French law, the net profits, if any, related to the French legal entities are allocated at a rate of 5% each year to a legal reserve (restricted retained earnings) until the legal reserve is equal to 10% of the nominal share capital of each entity. The legal reserve is distributable only upon liquidation of the entity. At December 31, 1997, the aggregate legal reserve of such French legal entities was FF 918.


NOTE 16 - MINORITY INTERESTS


                                                                                      DECEMBER 31,
                                                                           -----------------------------------
                                                                                1996                1997
                                                                           ---------------     ---------------
                                                                             (in thousands of French francs)
Balance beginning of year........................................                 2,428               2,565
Share of net income..............................................                   137
Other changes ...................................................                                    -2,565
                                                                           ---------------     ---------------
BALANCE END OF YEAR..............................................                 2,565                   0
                                                                           ===============     ===============



                         SOFEDIT SA AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 17 - PROVISIONS FOR RISKS AND CHARGES


                                                                                      DECEMBER 31,
                                                                           -----------------------------------
                                                                                1996                1997
                                                                           ---------------     ---------------
                                                                          (in thousands of French francs)
Badwill.........................................................                425                   406
Tax provision...................................................              4,681
Tax on asset revaluation........................................             16,374                11,364
                                                                             ------                ------
TOTAL...........................................................             21,480                11,770
                                                                             ======                ======




NOTE 18 - FINANCIAL DEBT

ANALYSIS BY NATURE

                                                                                      DECEMBER 31,
                                                                           -----------------------------------
                                                                                1996                1997
                                                                           ---------------     ---------------
                                                                          (in thousands of French francs)
Bonds and notes issued..........................................             45,189                     0
Borrowings .....................................................            413,459               379,335
Other financial debts...........................................             42,488                53,361
Bank overdrafts.................................................             69,145                70,125
Debts related to leases ........................................            183,305               210,397
                                                                            -------               -------
TOTAL...........................................................            753,586               713,218

Of which Long-term portion......................................            512,760               449,943
         Short-term portion.....................................            240,826               263,275



Interest rates on substantially all short-term debt are based on the LIBOR and the PIBOR for relevant currencies. Long-term debt includes mainly borrowings denominated in French francs. Interest rates on long-term debt ranges from 4.6% to 12.8% depending on the currency.

                         SOFEDIT SA AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As of December 31, 1997, the repayment schedule of borrowings and leases is as follows:

                                                               DECEMBER 31, 1997
                                                OTHER FINANCIAL DEBTS     DEBTS RELATED TO LEASES
                                                ---------------------      ----------------------
                                   1998                   141,193                    40,231
                                   1999                   111,413                    34,032
                                   2000                    64,649                    31,918
                                   2001                    30,909                    21,904
                                   2002                    31,171                    14,396
                                   2003 and beyond                                   67,917
                                   TOTAL                  379,335                   210,398

No interest charge paid has been capitalized during each period presented.


NOTE 19 - OTHER PAYABLES AND ACCRUED EXPENSES


<Capion>
                                                                                     DECEMBER 31,
                                                                          ------------------------------------
                                                                                1996                1997
                                                                           ---------------     ---------------
                                                                          (in thousands of French francs)
Social debt and taxes......................................                    166,646             186,214
Employee profit sharing....................................                     19,857              23,427
Other......................................................                     25,674              32,823
                                                                           ---------------     ---------------
Total other payables and accrued expenses..................                    212,177             242,464
                                                                           ===============     ===============



As part of the Company's commercial strategy, it has taken a number of restructuring measures to adapt the scale of its industrial operations to changes in the market place.

At December 31, 1996, accrued restructuring provisions for exit and redundancy costs aggregating FF 2,241 thousands existed on the balance sheet. Such redundancy costs related to approximately 12 individuals. The majority of the redundancy provisions related to operations in France. During the year ended December 31, 1997, expenditures for restructuring payments made were approximately FF 2,200 thousands, which included payments for 12 employee redundancies. At December 31, 1997, accrued restructuring provisions for exit and redundancy costs aggregated FF 14,552 thousands, which included provisions for employee redundancies amounting to FF 11,591 thousands for 62 individuals and fixed assets write-off amounting to FF 3,000 thousands.

                         SOFEDIT SA AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 20 - GEOGRAPHIC INFORMATION:


                                   ---------- --------- ----------- ----------
                                                          REST OF
                                    FRANCE       UK       EUROPE      TOTAL
                                   ---------- --------- ----------- ----------
1995


  Sales......................        1,957       220         260      2,437


1996


  Sales......................        2,064       259         267      2,590


1997


  Sales......................        2,315       317         338      2,970




Sales are classified by the location of the subsidiary that invoices the customer. Long-lived assets include property, plant, and equipment, goodwill, and financial fixed assets.

                         SOFEDIT SA AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 21 - COMMITMENTS AND CONTINGENCIES

(A) COMMITMENTS


                                                                                      DECEMBER 31,
                                                                           -----------------------------------
                                                                                1996                1997
                                                                           ---------------     ---------------
                                                                          (in thousands of French francs)
   Discounted notes receivable.............................                     202,395             117,123
   Retirement indemnities..................................                      15,579              20,815
   Fixed assets pledged....................................                     114,183             102,603
   Investments pledged.....................................                      41,200              28,700
  Other....................................................                       1,516
                                                                           ---------------     ---------------
       Total...............................................                     374,873             269,241




(B) CONTINGENCIES

LITIGATION: The Company is the defendant in several legal proceedings incidental to the normal conduct of its business. The Company believes that the outcome of these proceedings will not have a material effect on its consolidated financial position or its results of operations.

ENVIRONMENTAL: The Company's operations are subject to numerous environmental regulations in each of the jurisdictions in which it operates, including local, national and international laws and regulations for the protection of the environment relating to the handling, transport, disposal and emission of hazardous materials. Compliance with environmental regulations has not had a material effect on its results of operations.


NOTE 22 - PAYROLL, STAFF, AND EMPLOYEE PROFIT SHARING

                                                                                            DECEMBER 31,
                                                                       -------------------------------------------------------
                                                                            1995               1996                 1997
                                                                       ---------------    ----------------     ---------------
                                                                          (in thousands of French francs, except number of
                                                                                             employees)
Total wages and salaries...................................                353,046             384,801             424,233
Social security taxes and other benefits...................                142,424             151,044             158,564
Employee profit sharing ...................................                 12,207               6,536               7,943
Total employees ...........................................                  3,015               3,119               3,587

                         SOFEDIT SA AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 23 - SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND U.S. GAAP

The accompanying consolidated financial statements have been prepared in accordance with the accounting principles described in NOTE 2 above ("French GAAP") which differ in certain significant respects from those applicable in the United States of America ("US GAAP"). These differences relate mainly to the items which are described below and which are summarized in the following tables. Such differences affect both the determination of net income and shareholders' equity, as well as the classification and format of the consolidated financial statements.

ITEMS AFFECTING NET INCOME AND SHAREHOLDERS' EQUITY

(A) INVENTORY VALUATION

The Company includes in inventory cost certain administrative expenses. Under US GAAP, those expenses would be expensed as incurred.


(B) INVESTMENTS SUBSIDIES

The Company received subsidies from government to acquire property, plant and equipment. Under French GAAP, the subsidies are recorded as retained earnings and amortized through profit and loss statement over the life of the corresponding assets. Under US GAAP, subsidies are deducted from the asset acquisition cost.


(C) RESEARCH AND DEVELOPMENT AND DEFERRED EXPENSES

The Company capitalized certain research and development expenses and start up costs. Under US GAAP, these costs would be expensed as incurred.


(D) BADWILL

The Company presents badwill as a long term accrual. Under US GAAP, badwill would have been deducted from the value of the intangible assets purchased.


(E) GOODWILL ALLOCATION

Under French GAAP, although the allocation of purchase price is mandatory, purchased finished goods inventories are kept at cost. Under US GAAP, these inventories would have been written up to their selling price reduced by selling expenses.

                         SOFEDIT SA AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



(F) PENSION, TERMINATION AND POST-RETIREMENT BENEFITS - DEFINED BENEFIT PLANS

The Company does not accrue the costs of pension, termination and post-retirement benefits. Under US GAAP, such benefit expense is determined using a specified actuarial method.


(G) UNREALIZED EXCHANGE GAINS

Under French GAAP, unrealized exchange gains are deferred until realization. Under US GAAP, they would be accounted for as profit at year-end.

                          SOFEDIT SA AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CONSOLIDATED INCOME STATEMENTS


                                                                          YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------------------------
                                                              1996                    1997                    1997
                                                                                                            (NOTE 1)
                                                       ----------------      --------------------       --------------
                                                               (in thousands of French francs)          (in thousand
                                                                                                            of US
                                                                                                          dollars)

NET INCOME AS REPORTED IN THE CONSOLIDATED INCOME
STATEMENT  (BEFORE MINORITY INTEREST)............            49,029                    21,237                3,544


(a) Inventory valuation..........................              -179                        45                    8

(b) Research and development expenses and deferred
    expenses.....................................           -12,537                    12,634                2,109
(c) Equity variation.............................             1,391                       -80                  -13
(d) Goodwill allocation..........................               473                       473                   79
(e) Pension, termination and postretirement indemnities      -3,193                    -2,687                 -449
(f) Provision on assets                                      -5,377
(g) Unrealized exchange gains....................               202                       151                   25
                                                       ----------------      --------------------       --------------
Tax effects on the above adjustments.............             7,805                    -4,168                 -694
                                                             37,614                    27,605                4,609
NET INCOME ACCORDING TO U.S. GAAP................
                                                       ================      ====================       ==============




                         SOFEDIT SA AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

SHAREHOLDERS' EQUITY


                                                                          YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------------------------
                                                            1996                    1997                    1997
                                                                                                          (NOTE 1)
                                                       ----------------      --------------------       --------------
                                                               (in thousands of French francs)          (in thousand
                                                                                                           of U.S.
                                                                                                          dollars)
SHAREHOLDERS' EQUITY AS REPORTED IN THE CONSOLIDATED         447,190                   503,928               84,128
BALANCE SHEETS ...

(a) Inventory                                                 -3,107                    -3,058                 -511
valuation..........................................
(b) Investment                                               -34,693                   -32,188               -5,374
subsidies..........................................

(c) Research and development expenses and deferred          -106,053                   -88,277              -14,737
expenses...........................................
(d) Badwill........................................              425                       406                   68
(e) Goodwill                                                 -12,139                   -11,666               -1,948
allocation.........................................

(f) Pension, termination and postretirement indemnities       -8,208                    -8,548               -1,427
(g) Unrealized exchange                                          250                       401                   67
gains..............................................
(h) Gain on interco                                                                     -1,618                 -270
sales..............................................

Tax effects of the above adjustments                          43,287                    37,995                6,343
 ...................................................
                                                       ----------------      --------------------       --------------
SHAREHOLDERS' EQUITY ACCORDING TO U.S. GAAP                  326,952                   397,375               66,339
 ...................................................
                                                       ================      ====================       ==============



RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130") "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement will require the Company to present a reconciliation or statement of comprehensive income in future years.

In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 131 ("SFAS 131") "Disclosures about segments of an Enterprise and Related Information." SFAS 131 required the company to disclose information about its business segments, based on the information used by management to measure performance and to allocate resources.

In February, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 ("SFAS 132") "Employers' Disclosure about Pension and Other Postretirement Benefits." SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans but does not change the measurement or recognition of those plans.

                         SOFEDIT SA AND SUBSIDIARIES
                            ADDITIONAL INFORMATION

1 CONSOLIDATED STATEMENTS OF CASH FLOWS (UNDER US GAAP)



                                                                            YEAR ENDED DECEMBER 31,
                                                    ------------------------------------------------------------------------
                                                        1995               1996                1997                  1997
                                                                                                                   (NOTE 1)
                                                    -------------    -----------------    ----------------     ------------------
                                                               (in thousands of French francs)               (in thousand
                                                                                                                of U.S.
                                                                                                               dollars)
CASH FLOWS FROM OPERATING ACTIVITIES :
   Net                                                  64,524             37,678              27,605              4,607
   income....................................
   (Of which share of net income in equity                 630                288                  81                 14
   investees)................................

   Non cash
   items.....................................
   Amortization..............................          187,479            127,138             160,584             26,809
   (Decrease) increase in other  provisions,
   net.......................................           -3,082             15,254               5,346                892
   Other                                                  -777             -7,618               1,661                277

    Change in operating working capital                -18,162           -102,744              19,343              3,230
                                                       -------           --------             -------             ------
NET CASH PROVIDED BY (USED IN) OPERATING               229,983             69,708             214,538             35,816
ACTIVITIES...................................
                                                       -------           --------             -------             ------
  Cash flows from investing activities :

   Additions to intangible assets                       -2,214             -1,147             -11,439             -1,910
   Additions to property, plant and equipment                -           -170,020             -87,890            -14,673
                                                      -232,762
   Disposal of intangible & tangible assets             18,841             71,147               4,725                789
   Additions to financial assets                        -2,631               -735             -24,203             -4,041
   Disposal of financial asset                              10                793              -3,682               -614
                                                       -------            -------             -------             ------
NET CASH PROVIDED BY (USED IN) INVESTING                     -            -99,962            -122,489            -20,449
ACTIVITIES...................................          218,756
                                                       -------            -------             -------             ------
Cash flows from financing activities :

    Variation in MLA                                       342                342
    Issuance of share capital                              356                356
    Dividends paid                                     -10,593            -12,863             -13,357             -2,230
    Increase in financial long term debts              127,815            149,756             116,456             19,442
    Reimbursement of financial long term debts         -79,925           -189,659            -182,058            -30,394
    Variation in financial long term debts               3,037             21,017                 466                 78
                                                       -------            -------             -------             ------
NET CASH  (USED IN) FINANCING                           41,032            -31,051             -78,493            -13,104
activities...................................
                                                       -------            -------             -------             ------
Net effect of exchange rate                              2,852               -169              -3,307               -552
changes......................................
                                                       -------            -------             -------             ------
NET INCREASE (DECREASE) IN CASH AND CASH                55,111            -61,474              10,249              1,711
EQUIVALENTS..................................
Cash and cash equivalents at beginning                  65,732            120,843              59,369              9,911
of year......................................
                                                       -------            -------             -------             ------
CASH AND CASH EQUIVALENTS AT END OF                    120,843             59,369              69,618              1,711
year....................................
                                                       =======            =======             =======             ======


       The accompanying notes are an integral part of these Consolidated
                             Financial Statements.

                         SOFEDIT SA AND SUBSIDIARIES
                      ADDITIONAL INFORMATION (CONTINUED)


2-RETIREMENT, TERMINATION AND POST-RETIREMENT BENEFITS

The Company provides various types of retirement and termination benefits to its employees. The type of benefits offered to an individual employee group is related to local legal requirements as well as the historical operating practices of the specific business unit.

Termination benefits are generally lump sum payments based upon an individual's years of credited service and annualized salary at retirement or termination of employment. Pension benefits are generally determined using a formula which uses the employee's years of credited service and average final earnings. Most defined-benefit pension liabilities are funded through separate pension funds. Pension plan assets related to funded plans are invested mainly in equities and debt securities. Other supplemental defined-benefit pension plans sponsored by the Company for certain employees are funded from the Company's assets as they become due.

The actuarial assumptions used vary by business unit and country, based upon local considerations, with the following averages:


           Benefit obligation discount rate                           7%
           Estimated annual rate of increase in future
           compensation                                               4%
           Expected rate of return on plan assets................     7%


                          SOFEDIT SA AND SUBSIDIARIES

The funded status of pension plans is as follows:


                                                                           DECEMBER 31,
                                                                ---------------------------------
                                                                     1996              1997
                                                                --------------   ---------------
                                                                (in thousands of French francs)
    Actuarial present value of benefit obligations:
       Vested benefit obligation.......................
       Non-vested benefit obligation...................            - 24,800          - 17,600
                                                                --------------   ---------------
    ACCUMULATED BENEFIT OBLIGATION                                 - 24,800          - 17,600
    Effect of salary increase..........................                   0           - 4,900
                                                                --------------   ---------------
    PROJECTED BENEFIT OBLIGATION                                   - 24,800          - 22,500
    Plan assets at fair value..........................               3,400             3,300
                                                                --------------   ---------------
    FUNDED STATUS                                                  - 21,400          - 19,200
    Unrecognized net transition amount.................               2,400             2,000
    Unrecognized prior service cost....................
    Unrecognized net actuarial gain (losses)...........                               - 3,700
                                                                --------------   ---------------
    Net pension asset (liability)......................            - 19,000          - 20,900
                                                                ==============   ===============


The net pension asset (liability) is analyzed as follows:


                                                                           DECEMBER 31,
                                                                ---------------------------------
                                                                     1996              1997
                                                                --------------   ---------------
                                                                 (in thousands of French francs)
    Prepaid asset......................................
    Accrual............................................              21,400            20,900
                                                                --------------   ---------------
    Net pension asset (liability)......................              21,400            20,900
                                                                ==============   ===============


Non-funded obligations relate mainly to British subsidiaries and correspond to the excess of book over tax accrued benefit obligations.


MULTI EMPLOYER PLANS

Certain employees of the Company participate on a co-mingled basis with other (non-group) companies in defined benefit pension plans. Such co-mingled plans are known as multi-employer pension plans. Pension expense for multi-employer pension plans is recorded based upon the agreed funding requirements, and was FF 17,736 thousands, and FF 19,074 thousands for the years ended December 31 1996, and 1997, respectively.

                    PRO FORMA CONDENSED FINANCIAL DATA OF
                     MS ACQUISITION CORP. AND SOFEDIT, SA
                                 (UNAUDITED)
                        (IN THOUSANDS OF U.S. DOLLARS)

On April 14, 1998, MS Acquisition Corp. (the "Registrant") and Sofedit, SA ("Sofedit"), pursuant to the terms of a Stock Purchase Agreement, completed a transaction whereby the outstanding capital stock of Sofedit was transferred to the Registrant in consideration of: (i) Promissory Notes of the Registrant in the principal amount of $40,968; (ii) a portion of Sofedit's profits for the fiscal year 1997 to be paid to the former stockholders of Sofedit consistent with the past dividend policy of Sofedit; (iii) $27 million in Series B Preferred Stock of the Registrant; (iv) 3 million shares of Class A Common Stock of the Registrant, and (v) assumption of approximately $12 million of debt of the Sofedit group. The dividends to the former stockholders discussed in (ii) above were subsequently declared in the amount of FF 5,922 or $988. After giving effect to the transaction, the stockholders of Sofedit own approximately 75% of the common stock of the Registrant.

The following unaudited pro forma balance sheet as of March 31, 1998 gives pro forma effect to the combination of the Registrant and Sofedit as if such transaction had occurred on March 31, 1998. The transaction is accounted for as a reverse acquisition as the shareholders of Sofedit own approximately 75% of the fully diluted outstanding common stock of the Registrant after the combination. Accordingly, the Registrant is treated as the acquired company and Sofedit is considered the acquiring company. Purchase accounting has been applied to the assets and liabilities of the Registrant based on the estimated fair value of such assets and liabilities at the acquisition date. The pro forma adjustments represent management's preliminary determination of the purchase accounting adjustments and are based upon available information and certain assumptions that management believes to be reasonable in the circumstances. An independent valuation of the Registrant's common equity securities is expected to be finalized in July 1998. Consequently, upon receipt of such independent valuation, the amount allocated to goodwill is subject to change and the final purchase price allocation may differ from amounts shown in the accompanying unaudited pro forma balance sheet as of March 31, 1998. Management believes the above preliminary allocations of the purchase price are reasonable and will not materially change upon completion of the appraisal.


The unaudited pro forma statement of operations for the year ended December 31, 1997 gives pro forma effect to the combination as if such transaction had occurred on January 1, 1997. The unaudited pro forma statement of operations for the three months ended March 31, 1998 gives pro forma effect to the combination as if such transaction had occurred on January 1, 1998.

The pro forma condensed financial data are intended for informational purposes, and do not purport to represent what the combined entity's results of operations or financial position would actually have been had the transaction in fact occurred at the assumed dates, or project the results for any future date or period.

                    PRO FORMA CONDENSED FINANCIAL DATA OF
                     MS ACQUISITION CORP. AND SOFEDIT, SA
                                 (UNAUDITED)
                        (IN THOUSANDS OF U.S. DOLLARS)

BALANCE SHEET DATA AS OF MARCH 31, 1998


                                              MS ACQUISITION      SOFEDIT        PRO FORMA
                                                HISTORICAL      HISTORICAL      ADJUSTMENTS           PRO FORMA
ASSETS
Cash                                            $       264    $    13,192       $   -               $      13,456
Accounts receivable                                  46,832        140,851                                 187,683
Inventory                                             7,539         61,621            424     (a)           69,584
Tooling                                              19,332                           387     (a)           19,719
Other current assets                                  2,186         11,748                                  13,934
                                                -----------    -----------       --------            -------------
                                                     76,153        227,412            811                  304,376
                                                -----------    -----------       --------            -------------
Property, plant, equipment, net                      53,194        118,010          7,280     (a)          178,484
Deferred costs and other long term
 assets                                               5,341          4,406                                   9,747
Goodwill                                             24,773          5,774         33,181     (a)           63,728
                                                -----------    -----------       --------            -------------
    Total assets                                $   159,461    $   355,602       $ 41,272            $     556,335
                                                ===========    ===========       ========            =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                $    40,348    $   148,062       $   -               $     188,410
Accrued expenses                                     13,522         21,105            988     (b)           35,615
Line of credit                                       18,805         38,082                                  56,887
                                                -----------    -----------       --------            -------------
                                                     72,675        207,249            988                  280,912
                                                -----------    -----------       --------            -------------
Long-term debt                                       85,000         72,675         50,499     (c)          208,174
Junior subordinated debentures                        7,789                                                  7,789
Deferred interest                                       432                                                    432
Deferred income taxes and
 other long term liabilities                          7,432          9,310          3,707     (a)           20,449
Preferred stock, Series A                            13,689                                                 13,689
Preferred stock, Series B                                                          27,000     (d)           27,000
Stockholders equity:
    Common stock, Class A                                 4                            30     (d)               34
    Common stock, Class B                                 5                                                      5
    Common stock - Sofedit                                           1,660                                   1,660
    Additional paid-in capital                       13,799                       (13,799)    (d)
    Retained earnings
     (accumulated deficit)                          (34,088)        63,020        (34,429)    (d)           (5,497)
    Cumulative translation adjustment                                1,688                                   1,688
    Fair market value in excess of
     historical cost of net assets
     acquired from entities partially
     under common control                            (7,276)                        7,276     (d)
                                                -----------    -----------       --------            -------------
Total liabilities
and stockholders' equity                        $   159,461    $   355,602       $ 41,272            $     556,335
                                                ===========    ===========       ========            =============


The accompanying notes are an integral part of the pro forma condensed combined financial statements.

                    PRO FORMA CONDENSED FINANCIAL DATA OF
                     MS ACQUISITION CORP. AND SOFEDIT, SA
                                 (UNAUDITED)
                        (IN THOUSANDS OF U.S. DOLLARS)

FOR THE STATEMENT OF OPERATIONS DATA FOR THE
 YEAR ENDED DECEMBER 31, 1997


                                                             MS
                                                         ACQUISITION     SOFEDIT        PRO FORMA
                                                         HISTORICAL    HISTORICAL      ADJUSTMENTS      PRO FORMA
Net sales                                            $      205,741    $   495,902  $     -             $   701,643
Cost of sales                                               181,336        437,668         728   (e)        619,732
Selling, general and administrative expenses                 17,615         42,546         648   (e)         60,809
                                                     --------------    -----------  ----------          -----------
Operating income                                              6,790         15,688      (1,376)              21,102
Interest expense, net                                        11,148          9,426       3,346   (c)         23,920
                                                     --------------    -----------  ----------          -----------
Income (loss) before income taxes                            (4,358)         6,262      (4,722)              (2,818)
Income tax provision (credit)                                (1,384)         1,654      (1,426)  (f)         (1,156)
                                                     --------------    -----------  ----------          -----------
Net income (loss) before preferred
  stock dividend                                             (2,974)         4,608      (3,296)              (1,662)
Preferred stock dividend requirements                        (1,350)                    (2,970)  (g)         (4,320)
                                                     --------------    -----------  ----------          -----------
Net income (loss) available for
 common stockholders                                 $       (4,324)   $     4,608  $   (6,266)         $    (5,982)
                                                     ==============    ===========  ==========          ===========


The accompanying notes are an integral part of the pro forma condensed combined financial statements.

                    PRO FORMA CONDENSED FINANCIAL DATA OF
                     MS ACQUISITION CORP. AND SOFEDIT, SA
                                 (UNAUDITED)
                        (IN THOUSANDS OF U.S. DOLLARS)

FOR THE STATEMENT OF OPERATIONS DATA FOR THE QUARTER ENDED MARCH 31, 1998:



                                                            MS
                                                        ACQUISITION     SOFEDIT      PRO FORMA
                                                        HISTORICAL    HISTORICAL    ADJUSTMENTS        PRO FORMA
Net sales                                           $      53,085  $     136,873  $        -         $   189,958
Cost of sales                                              44,974        120,735         182   (e)       165,891
Selling, general and administrative expenses                4,489          9,833         162   (e)        14,484
                                                    -------------  -------------  ------------       -----------
Operating income                                            3,622          6,305        (344)              9,583
Interest expense, net                                       3,082          2,170         836   (c)         6,088
                                                    -------------  -------------  ------------       -----------
Income before income taxes                                    540          4,135      (1,180)              3,495
Income tax provision (credit)                                 167          1,185        (356)  (f)           996
                                                    -------------  -------------  ----------         -----------
Net income (loss) before preferred
   stock dividend                                             373          2,950        (824)              2,499
Preferred stock dividend requirements                        (360)                      (743)  (g)        (1,103)
                                                    -------------  -------------  ----------         -----------
Net income (loss) available for
 common stockholders                                $          13  $       2,950  $   (1,567)        $     1,396
                                                    =============  =============  ==========         ===========



The accompanying notes are an integral part of the pro forma condensed combined financial statements.

                    PRO FORMA CONDENSED FINANCIAL DATA OF
                     MS ACQUISITION CORP. AND SOFEDIT, SA
                                 (UNAUDITED)
                        (IN THOUSANDS OF U.S. DOLLARS)

(a) These pro forma adjustments reflect the allocation to the assets and liabilities of MS Acquisition of the difference between the estimated fair value of MS Acquisition and MS Acquisition's book value ( the "excess purchase price"). MS Acquisition's book value is its shareholders' deficit.


     Estimated fair value:
     MS Acquisition common stock                                              $        10,000
     MS Acquisition's shareholders' deficit at
        March 31, 1998                                                                (27,565)
                                                                              ---------------
     Excess purchase price                                                    $        37,565
                                                                              ===============


     This excess purchase price has been allocated to the assets and liabilities of MS Acquisition as follows:


     Inventory and tooling                                                    $           811
     Property, plant and equipment                                                      7,280
     Goodwill, previously recorded                                                    (24,773)
     Goodwill                                                                          57,954
     Deferred tax liability                                                            (3,707)
                                                                              ---------------
                                                                              $        37,565
                                                                              ===============


     The preliminary allocations of the excess purchase price are based upon current estimates and available information. Property, plant and equipment reflect the adjustment to estimated fair market values of these assets based upon an independent appraisal. Goodwill, previously recorded, reflects the elimination of goodwill that is included in MS Acquisition's historical balance sheet. Goodwill reflects the amount of excess purchase price remaining after allocations to all other assets and liabilities. The deferred tax liability reflects the deferred tax liabilities related to these allocations.

                    PRO FORMA CONDENSED FINANCIAL DATA OF
                     MS ACQUISITION CORP. AND SOFEDIT, SA
                                 (UNAUDITED)
                        (IN THOUSANDS OF U.S. DOLLARS)


        The goodwill recorded as a result of these allocations will be amortized over a 40 year life. In determining the estimated useful life, management considered the nature, competitive position, life cycle position, and historical and expected future operating income of MS Acquisition. After the transaction, the combined company will continually review whether subsequent events and circumstances have occurred that indicated the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. If events and circumstances indicate that goodwill related to a particular business should be reviewed for possible impairment, the combined company will use projections to assess whether future operating income on a non-discounted basis (before goodwill amortization) of the company is likely to exceed the goodwill amortization over the remaining life of the goodwill, to determine whether a write-down of goodwill to recoverable value is appropriate.

        The ultimate allocation of the purchase price to the net assets acquired, goodwill, other intangible assets and liabilities assumed is subject to final determination of their respective fair values.

(b) This pro forma adjustment gives effect to the dividends declared by Sofedit to certain of its former stockholders, in June 1998 which aggregated $988.

(c) This pro forma adjustment for long-term debt and interest reflects the issuance of promissory notes and the assumption of debt as follows.


         DESCRIPTION         AMOUNT        DISCOUNT         NET             ANNUAL           QUARTERLY
                                                                            INTEREST         INTEREST
                                                                            EXPENSE          EXPENSE
        Promissory note      $ 40,968      $       2,501    $    38,467     $    2,501       $    625
        Assumed debt           12,032                            12,032             845           211
                             --------      -------------    -----------     -----------      --------
                             $ 53,000      $       2,501    $    50,499     $    3,346       $    836
                             ========      =============    ===========     ==========       ========



        The promissory note by its terms is non-interest bearing until the earlier of (a) one year from the date of the transaction, or (b) the consummation of an initial public offering. For purposes of these pro forma statements, the Company has assumed an interest rate of LIBOR + 2% (6.5% at March 31,1998). This interest rate is consistent with the terms of the promissory note should interest be payable in the future. The assumed debt bears interest at an estimated rate of LIBOR + 2% (6.5% at March 31,1998).

                    PRO FORMA CONDENSED FINANCIAL DATA OF
                     MS ACQUISITION CORP. AND SOFEDIT, SA
                                 (UNAUDITED)
                        (IN THOUSANDS OF U.S. DOLLARS)

(d) This transaction has been accounted for as a reverse acquisition. The issuance of notes, preferred stock, and assumption of debt by the registrant, as well as the payment of dividends discussed in (b) above, have been treated as distributions to the former stockholders of Sofedit and, accordingly, charged to retained earnings. In addition, as required under reverse acquisition accounting, the historical stockholders' equity of the registrant, less the estimated fair market value of the registrant's common stock, has been eliminated. Following is a summary of the pro forma adjustments to equity;

             (1)  Elimination of historical additional paid-in capital           $       (13,799)
                                                                                 ===============

             (2)  Issuance of notes and assumption of debt                       $       (50,499)
                  Issuance of preferred stock                                            (27,000)
                  Issuance of Common Stock, Class B, par
                    value $0.01                                                              (30)
                  Elimination of historical accumulated deficit of
                    MS Acquisition                                                        34,088
                  Estimated fair value of registrant's stock                              10,000
                  Dividends declared - previous Sofedit
                    stockholders                                                            (988)
                                                                                 ---------------
                                                                                 $       (34,429)
                                                                                 ===============
             (3)  Elimination of historical fair market value in excess of historical cost of net assets acquired from entities partially
                  under common control                                           $         7,276
                                                                                 ===============


(e) These pro forma adjustments reflect the impact of the allocation of the purchase price to the assets and liabilities of MS Acquisition on the pro forma condensed statement of operations. The ultimate allocation of the negotiated purchase price (which was determined principally based on relative market values of multiples of EBIT and EBITDA as compared with recently completed transactions in the industry) to the net assets acquired, goodwill and other intangible assets and liabilities assumed of MS Acquisition is subject to final determination of their respective fair values, and as a result, these adjustments could change. Management does not anticipate any material effect on the results of operations as the result of any changes. The following table reflects the pro forma condensed statement of operations impact of the purchase accounting adjustments:

                     PRO FORMA CONDENSED FINANCIAL DATA OF
                     MS ACQUISITION CORP. AND SOFEDIT, SA
                                  (UNAUDITED)
                        (IN THOUSANDS OF U.S. DOLLARS)


                                                               COST OF           SELLING, GENERAL
                                                                SALES         AND ADMINISTRATIVE      TOTAL
        Additional depreciation                               $     728           $        -       $    728
        Amortization of previously
           recorded goodwill                                                            (801)          (801)
        Incremental goodwill
           amortization on transaction                                                 1,449          1,449
                                                              ---------           ----------       --------
        Year ended December 31, 1997                          $     728           $      648       $  1,376
                                                              =========           ==========       ========
        Three months ended
           March 31,1998                                      $     182           $      162       $    344
                                                              =========           ==========       ========




(f) Adjustments represent the estimated income tax effect of the pro forma adjustments, excluding goodwill, which will not be deductible for tax purposes, using an effective income tax rate of 35%.

(g) Preferred stock dividends required under the agreement are calculated as follows:


     Series B preferred stock                                                                    $27,000
     Stated dividend rate                                                                             11%
     Annual dividend                                                                             $ 2,970
     Quarterly dividend                                                                          $   743
